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Exhibit 99.1

Gaiam Reports First Quarter 2004 Results

        Broomfield, CO, May 6, 2004. Gaiam, Inc. (Nasdaq: GAIA) announced results for its first quarter ended March 31, 2004. Gaiam is a multi-channel lifestyle company catering to customers who value natural health, personal development, ecological lifestyles and responsible media.

        The company will host a conference call today, May 6, 2004, at 2:30 p.m. M.D.T. (4:30 p.m. E.D.T.) to review its results for the first quarter 2004.

Dial-in No.:	(888) 664-9855
Passcode:	GAIAM

        For the first quarter ended March 31, 2004, Gaiam revenues increased to $23.8 million from $23 million in the quarter ended March 31, 2003, due to increases in the direct to consumer segment. Gaiam reported an operating loss of $329 thousand for the first quarter of 2004 compared to an operating loss of $497 thousand during the same period of 2003. Net loss for the first quarter was $329 thousand compared to a net loss of $353 thousand during the same period of 2003 or $0.02 per share for both quarters.

        For the first three months of 2004, Gaiam generated $2.7 million cash contribution from its operations, compared to $1.5 million generated during the first quarter of 2003. Gaiam ended the first quarter with $11 million in cash, up from $8.4 million at December 31, 2003, no debt and full availability of its $15 million line of credit.

        "The first quarter results were generally in line with our expectations. Gaiam generated positive internal growth of 5% for the quarter reversing the negative growth in last few quarters. The $2.7 million cash contribution generated from our operations in the first quarter was above our expectation," said Jirka Rysavy, Chairman and Chief Executive Officer.

        "As forecasted, we returned to positive internal growth for the first quarter. Revenues in our direct to consumer segment were strong, with an internal growth rate of 12.8% for the first quarter of 2004. While the business segment still posted a modest decline of 2.7%, sales to our top 25 accounts grew over 7% in the first quarter of 2004 compared to 2003," said Lynn Powers, President.

        This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as "expect," "believe," "will," "should" or comparable terminology or by discussions of strategy. While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of the Company's new products and services, the successful completion and integration of acquisitions, the possibility of negative economic conditions and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

        Additional guidance may be given on the conference call. A replay of the call will begin 1 hour after the end of the call and will continue until Saturday, May 8th, at 5:00 p.m. E.D.T.

          Replay number: (888) 566-0094

Contact: Janet Mathews, Chief Financial Officer (303) 222-3663
http: www.gaiam.com

Gaiam, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended March 31, 2004		Three months ended March 31, 2003
Net revenue	$23,775	100.0%	$22,972	100.0%
Cost of goods sold	11,099	46.7%	10,648	46.4%

Gross profit	12,676	53.3%	12,324	53.6%
Operating expenses	13,005	54.7%	12,821	55.8%

Income (loss) from operations	(329)	(1.4%)	(497)	(2.2%)
Other income (expense)	56	0.2%	26	0.1%

Profit (loss) before income taxes	(273)	(1.2%)	(471)	(2.1%)
Income tax expense (benefit)	(116)	(0.5%)	(198)	(0.9%)
Minority interest income (expense)	(172)	(0.7%)	(80)	(0.3%)

Net income (loss)	$(329)	(1.4%)	$(353)	(1.5%)

Shares outstanding:
Basic	14,615		14,579
Diluted	14,615		14,579
Earnings (loss) per share:
Basic	$(0.02)		$(0.02)
Diluted	$(0.02)		$(0.02)

GAIAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share information)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,994	$8,384
Accounts receivable, net	11,950	17,818
Income tax and other receivables	2,306	2,091
Inventory, less allowances	16,871	16,629
Deferred advertising costs	903	1,649
Other current assets	1,248	1,280

Total current assets	44,272	47,851
Property and equipment, net	9,810	10,314
Investments	7,865	7,865
Capitalized production costs, net	5,852	6,094
Media library, net	5,927	6,084
Goodwill and other intangibles	9,608	9,509
Deferred tax assets	3,380	3,488
Other assets	546	655

Total assets	$87,260	$91,860

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,174	$12,459
Accrued liabilities	4,149	4,904
Income taxes payable	1,104	902
Capital lease obligations, current	35	55

Total current liabilities	13,462	18,320
Deferred tax liabilities	791	735

Total liabilities	14,253	19,055

Minority interest	3,589	3,320
Commitments and contingencies
Stockholders' equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 9,216,027 and 9,203,056 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at March 31, 2004 and December 31, 2003, respectively	1	1
Additional paid-in capital	53,907	53,831
Deferred compensation	(54)	(72)
Accumulated other comprehensive income	693	525
Retained earnings	14,870	15,199

Total stockholders' equity	69,418	69,485

Total liabilities and stockholders' equity	$87,260	$91,860

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Gaiam Reports First Quarter 2004 Results